---------------------------
          FORM 4                      U.S. SECURITIES AND EXCHANGE COMMISSION            ----------------------------
---------------------------                   Washington, D.C. 20549                             OMB APPROVAL
[_]  Check this box                                                                      ----------------------------
     if no longer subject           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP         OMB Number:        3235-0287
     to Section 16. Form 4                                                               Expires:   December 31, 2001
     or Form 5 obligations                                                               Estimated average burden
     may continue. See       Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
     Instruction 1(b).        Act of 1934, Section 17(a) of the Public Utility Holding   ----------------------------
                                    Company Act of 1935 or Section 30(f) of the
(Print or Type Responses)                 Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

MDP Ventures II LLC
--------------------------------------------------------------------------------
    (Last)                          (First)                         (Middle)

1995 Broadway
--------------------------------------------------------------------------------
                                    (Street)

New York                              NY                             10023
--------------------------------------------------------------------------------
    (City)                          (State)                          (Zip)

________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

Loews Cineplex Entertainment Corp. (LCP)
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

 September and October 2000
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)

 February 2001 (1)
________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
              (Check all applicable)

          Director                              X   10% Owner
      ---                                      ---
          Officer (give title below)                Other (specify below)
      ---                                      ---

________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

          Form filed by One Reporting Person
     ---
      X   Form filed by More than One Reporting Person
     ---
________________________________________________________________________________


------------------------------------------------------------------------------------------------------------------------------------
  Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1.                                    2.        3.          4.                                    5.            6.        7.
Title of Security                     Trans-    Trans-      Securities Acquired (A)               Amount of     Owner-    Nature of
(Instr. 3)                            action    action      or Disposed of (D)                    Securities    ship      Indirect
                                      Date      Code        (Instr. 3, 4 and 5)                   Beneficially  Form:     Beneficial
                                                Instr. 8)                                         Owned at End  Direct    Owner-
                                      (Month/               ___________________________________   of Month      (D) or    ship
                                      Day/                                                                      Indirect  (Instr. 4)
                                      Year)                                 (A)or                 (Instr. 3     (I)
                                                Code  V          Amount     (D)        Price      and 4)        (Instr.4)
____________________________________________________________________________________________________________________________________
Common Stock, par value
 $.01 per share (1)                 9/13/2000   P           10,000          (A)        $1.625                   (D)(2)     (2)
____________________________________________________________________________________________________________________________________

Common Stock, par value
 $.01 per share  (1)                9/14/2000   P           17,600          (A)        $1.625                   (D)(2)     (2)
____________________________________________________________________________________________________________________________________

Common Stock, par value
 $.01 per share (1)                 9/15/2000   P           10,000          (A)        $1.625                   (D)(2)     (2)
____________________________________________________________________________________________________________________________________

Common Stock, par value
 $.01 per share (1)                 9/15/2000   P           10,000          (A)        $1.688                   (D)(2)     (2)
____________________________________________________________________________________________________________________________________

See Appendix A attached hereto for remaining purchases
____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                              Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                                                          (Over)
                                                                 SEC 1474 (3-99)


------------------------------------------------------------------------------------------------------------------------------------
FORM 4 (continued)            Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                      (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
1.                  2.       3.       4.       5.            6.            7.                     8.       9.        10.     11.
Title of            Conver-  Trans-   Trans-   Number of     Date Exer-    Title and Amount       Price    Number    Owner-  Nature
Derivative          sion     action   action   Derivative    cisable and   of Underlying          of       of        ship    of
Security            or       Date     Code     Securities    Expiration    Securities             Deriv-   Deriv-    of      In-
(Instr. 3)          Exer-             (Instr.  Acquired (A)  Date          (Instr. 3 and 4)       ative    ative     Deriv-  direct
                    cise     (Month/  8)       or Disposed   (Month/Day/                          Secur-   Secur-    ative   Bene-
                    Price    Day/              of(D)         Year)                                ity      ities     Secur-  ficial
                    of       Year)             (Instr. 3,                                         (Instr.  Bene-     ity:    Owner-
                    Deriv-                     4 and 5)                                           5)       ficially  Direct  ship
                    ative                                    ___________________________________           Owned     (D) or  (Instr.
                    Secur-                                                                                 at End    In-     4)
                    ity                                      Date     Expi-               Amount           of        direct
                                                             Exer-    ra-                 or               Month     (I)
                                      _____________________  cis-     tion    Title       Number           (Instr.   (Instr.
                                                             able     Date                of               4)        4)
                                      Code V     (A)  (D)                                 Shares
____________________________________________________________________________________________________________________________________

____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________


____________________________________________________________________________________________________________________________________

Explanation of Responses:

(1) This Form 4 was inadvertently filed with respect to another issuer on February 2, 2001. In addition, this amendment is being filed to reflect the indirect beneficial interests of certain entities and persons that were reported incorrectly on the prior filing of this Form 4.

(2) These securities are directly owned by MDP Ventures II LLC ("MDP Ventures"). Millennium Development Partners II LLC ("Millennium Development") has an indirect beneficial interest in these securities in its capacity as managing member of MDP Ventures. Christopher M. Jeffries has an indirect beneficial interest in these securities in his capacity as the holder of a majority of the limited liability company interests of Millennium Development. All reporting persons disclaim beneficial ownership in the securities of the issuer except to the extent of their pecuniary interest, if any, therein.

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

MDP VENTURES II LLC


By: /s/ Steven L. Hoffman                                   December 26, 2001
    -----------------------------------------            -----------------------
    Name:  Steven L. Hoffman                                       Date
    Title: Vice President

                                                             Appendix A

DESIGNATED FILER:                       MDP Ventures II LLC
ISSUER NAME AND TICKER OR
  TRADING SYMBOL:                       Loews Cineplex Entertainment Corp. (LCP)
STATEMENT FOR MONTH/YEAR:               September and October 2000

------------------------------------------------------------------------------------------------------------------------------------
1.                                    2.        3.          4.                                    5.            6.        7.
Title of Security                     Trans-    Trans-      Securities Acquired (A)               Amount of     Owner-    Nature of
(Instr. 3)                            action    action      or Disposed of (D)                    Securities    ship      Indirect
                                      Date      Code        (Instr. 3, 4 and 5)                   Beneficially  Form:     Beneficial
                                                Instr. 8)                                         Owned at End  Direct    Owner-
                                      (Month/               ___________________________________   of Month      (D) or    ship
                                      Day/                                                                      Indirect  (Instr. 4)
                                      Year)                                 (A)or                 (Instr. 3     (I)
                                                Code  V          Amount     (D)        Price      and 4)        (Instr.4)
____________________________________________________________________________________________________________________________________
Common Stock, par value
 $.01 per share  (1)               9/18/2000    P                6,500      (A)        $1.750                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                9/19/2000    P                4,200      (A)        $1.813                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                9/20/2000    P               10,000      (A)        $1.813                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                9/21/2000    P               10,000      (A)        $1.750                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                9/22/2000    P                7,000      (A)        $1.625                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                9/25/2000    P               20,000      (A)        $1.625                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                9/26/2000    P                2,400      (A)        $1.750                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                9/27/2000    P                7,100      (A)        $1.750                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                9/28/2000    P                3,100      (A)        $1.750                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                9/29/2000    P               17,000      (A)        $1.750                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                10/3/2000    P                1,900      (A)        $1.750                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                10/4/2000    P               10,000      (A)        $1.750                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                10/5/2000    P               10,000      (A)        $1.750                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                10/6/2000    P                2,600      (A)        $1.625                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)                10/9/2000    P                 500       (A)        $1.625                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)               10/10/2000    P               10,000      (A)        $1.625                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)               10/11/2000    P               10,000      (A)        $1.625                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)               10/12/2000    P                7,400      (A)        $1.500                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)               10/12/2000    P               10,000      (A)        $1.625                   (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share (1)               10/13/2000    P               10,000      (A)        $1.500      6,300,000    (D)(2)    (2)
------------------------------------------------------------------------------------------------------------------------------------

                  CONTINUATION SHEET RELATING TO JOINT FORM 4
                          FILED BY MDP VENTURES II LLC


                            JOINT FILER INFORMATION



DESIGNATED FILER:                       MDP Ventures II LLC


ISSUER & TICKLER SYMBOL:                Loews Cineplex Entertainment Corp. (LCP)



DATE OF EVENT REQUIRING
         STATEMENT:                     September and October 2000


OTHER REPORTING PERSONS:

1.       Millennium Development Partners II LLC
             c/o Millennium Partners
             1995 Broadway
             New York, NY  10023


         By:  /s/ Steven L. Hoffman
            -----------------------------------------------
              Name:   Steven L. Hoffman
              Title:  Vice President


2.       Christopher M. Jeffries
              c/o Millennium Partners
              1995 Broadway
              New York, NY  10023


         By:  /s/ Steven L. Hoffman
            -----------------------------------------------
              Steven L. Hoffman, his attorney-in-fact